EXHIBIT 2.15


     AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER


      THIS AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER is entered into as of the 21st day of January, 1998, by and among Omega Orthodontics of Woodland Hills, Inc., a Delaware corporation ("Subsidiary" or "Surviving Entity"), Omega
Orthodontics, Inc., a Delaware corporation ("OMEGA"), Azani Dental Services, Inc., a Delaware corporation (the "MSO"), Daniel Azani, D.D.S. ("Dr. Azani") who is duly licensed to practice orthodontics in the State of California (the "State") and Daniel Azani, D.D.S., Inc., a California professional dental corporation (the "Orthodontic Entity").

                            RECITALS

      A. OMEGA and its subsidiaries, including the Subsidiary, provide professional management and marketing services to orthodontic practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of orthodontic practices, and which services are provided directly or indirectly through management service organizations.

     B. The MSO provides management services to the Orthodontic Entity, which owns and operates an orthodontic practice (the "Practice") with offices located at 18411 Clark Street, Suite 200, Tarzana, California 91356 (the "Orthodontic Offices") and furnishes orthodontic care to the general public through the services of Dr. Azani affiliated with the Orthodontic Entity.

      C. Dr. Azani presently holds 100% of the issued and outstanding capital stock of the MSO (the issued and outstanding capital stock is hereafter referred to herein as the "Interests") and 100% of the issued and outstanding capital stock of the Orthodontic Entity.

      D. OMEGA has conducted a review of the Orthodontic Entity, and has reviewed the Orthodontic Entity's unaudited financial and operations statement provided by Dr. Azani (the "Financial Statement"), a copy of which is attached hereto as Exhibit A . Based on its review of the Orthodontic Entity and the Financial Statement, OMEGA has issued the report (the "Report"), a copy of which has been furnished to the Orthodontic Entity. The Orthodontic Entity and Dr. Azani have reviewed the Report and OMEGA's literature, and agree with the Report and the concepts of OMEGA's Exceptional Practice.

      E. Subject to the terms and conditions of this Agreement, OMEGA and Dr. Azani have determined that it is in the best interests of each to effect a merger of the MSO with and into the Subsidiary (the "Merger") as provided in Section 2.1 hereof.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:

                           ARTICLE I
                             MERGER

     I.1  Merger; Consideration and Payment.

          (a) At the Effective Time (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by filing with the Delaware Secretary of State and the State Secretary of State (if required) a Certificate of Merger (the "Certificate of Merger") in the form required by applicable law, duly executed and acknowledged by the Surviving Entity, and taking all such further actions as may be required by law to make the Merger effective. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State and the State Secretary of State (if required) (the "Effective Time"), and the Subsidiary will be the surviving entity.

           (b) At the Effective Time, the Interests of the MSO outstanding immediately prior to the Effective Time shall, on such date, by virtue of the Merger and upon surrender to OMEGA of the certificates therefor, duly endorsed and transferable, free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Effective Time), without any further action on the part of any holder thereof, be converted into the right to receive an aggregate consideration (the "Consideration") of:

                (i)   Ten Thousand Dollars ($10,000) in cash (the
"Cash Component");

               (ii) One Hundred Thousand Dollars ($100,000) to be represented by issuance to Dr. Azani of shares of OMEGA common stock ("OMEGA Stock") based on a value per share equal to the average daily closing sales price per share of OMEGA common stock on the NASDAQ Small Cap Market for each business day (Monday through Friday, not including legal holidays) of the calendar week ending on the Friday immediately preceding the date of Closing (as hereinafter defined) rounded down to the nearest whole number of shares (the "Stock Component"), which shall thereupon be issued to Dr. Azani, fully paid and nonassessable.

     I.2  Adjustment and Audit.

           (a) The Consideration is based on the value of the Interests as determined by OMEGA from the information set forth in the Financial Statement. At OMEGA's option, OMEGA will cause an audit (the "Audit") of the Financial Statement and the books and records of the Orthodontic Entity to be completed prior to Closing to confirm the accuracy and completeness of the information in the Financial Statement.

           (b) The Consideration shall be subject to adjustments at Closing for: (i) prepaid and underpaid rent and other lease obligations, if any leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations and (iii) any accounts payable of the Orthodontic Entity which have accrued prior to the Effective Time and which remain unpaid as of such time (the "Accounts Payable").

           (c) The adjustments to the Consideration, if any, shall be applied in the following order of priority; first to the Cash Component, and the balance, if any, to the Stock Component.

      I.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Rosenthal and Smith, 6345 Balboa Blvd., Suite 330,
Encino, California 91316-1524 on January 21, 1998, or at such other place, date or time as may be fixed by mutual agreement of the parties.

     I.4  Filing Certificate of Merger.  Contemporaneous with the
Closing, a duly executed Certificate(s) of Merger shall be filed with the Delaware Secretary of State and the State Secretary of State (if required).

      I.5   Delivery  of Records, Contracts, Interests.   At  the
Closing Dr. Azani shall deliver or cause to be delivered  to  the
Subsidiary:

           (a) All of the MSO's minute books, stock records and other company books and records and the MSO's leases, contracts, employment agreements, non-compete agreements, commitments and rights, with such consents to the Merger as are necessary to assure the Subsidiary of the full benefit of the same.

          (b)  Evidence of malpractice insurance coverage for Dr.
Azani for the current and five (5) prior years.

                           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES

     The Representations and Warranties of Dr. Azani, the MSO and the Orthodontic Entity in the attached Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA and the Subsidiary in the attached
Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.

                          ARTICLE III
                COVENANTS OF DR. AZANI, THE MSO
                   AND THE ORTHODONTIC ENTITY

      Dr. Azani, the MSO and the Orthodontic Entity hereby covenant and agree with OMEGA and the Subsidiary as follows:

      III.1 Conduct of Business. Between the date of this Agreement and the Closing, they will do the following, unless
OMEGA shall otherwise consent in writing:

          (a) conduct the business of the Orthodontic Entity and the MSO only in the ordinary course, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

            (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Interests, the Property or other assets of the Orthodontic Entity or the MSO;

           (c) refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

           (d) refrain from making any change or incurring any obligation to make a change in the Charter or By-laws of the Orthodontic Entity or the MSO (certified copies of which are attached hereto as Exhibit C and Exhibit F, respectively)or authorized or issued capital stock, except as contemplated by this Agreement;

           (e) refrain from declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock, or making any direct or indirect redemption, purchase or other acquisition of capital stock, of the Orthodontic Entity or the MSO;

           (f)   use  their  best efforts to  keep  intact  their
respective business organizations, to keep available their present agents and employees and to preserve the goodwill of all patients, suppliers, and others having business relations with them;

           (g)   not commit or fail to commit any act which would
cause  Dr.  Azani  or  the  Orthodontic  Entity  to  suffer   the
revocation, suspension or limitation of Dr. Azani's or the Orthodontic Entity's license; and

          (h) permit OMEGA and its authorized representatives to have full access to all their properties, assets, records, tax returns, company records, contracts and documents and furnish to OMEGA or its authorized representatives such financial and other information with respect to their business or properties as OMEGA may from time to time reasonably request.

      III.2 Authorization from Others. Prior to the Closing, they will have obtained all assignments, authorizations, consents and permits of others required to permit the consummation by Dr. Azani, the MSO and the Orthodontic Entity of the transactions contemplated by this Agreement.

       III.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, they shall give detailed written notice thereof to OMEGA and shall use their best efforts to prevent or promptly remedy the same.

      III.4 Consummation of Agreement. Each shall use his, her or its best efforts to perform and fulfill all conditions and obligations on his, her or its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

                           ARTICLE IV
                       COVENANTS OF OMEGA
                       AND THE SUBSIDIARY

      OMEGA and the Subsidiary each hereby covenants and agrees with Dr. Azani and the Orthodontic Entity as follows:

     IV.1 Authorization from Others. Prior to the Closing, OMEGA will have obtained and will have caused the Subsidiary to have obtained all authorizations, consents and permits of others required to permit the consummation by it and the Subsidiary of the transactions contemplated by this Agreement.

      IV.2 Consummation of Agreement. OMEGA and the Subsidiary shall use their best efforts to perform and fulfill all conditions and obligations on their respective parts to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

                           ARTICLE V
     CONDITIONS TO OBLIGATIONS OF OMEGA AND THE SUBSIDIARY

      The obligations of OMEGA and the Subsidiary to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article V will have been accomplished.

      V.1 Representations; Warranties; Covenants. (i) Each of the representations and warranties of the Orthodontic Entity, the MSO and Dr. Azani contained in Schedule 1 shall be true and correct as though made on and as of the Closing, (ii) Dr. Azani, the MSO and the Orthodontic Entity shall have performed all of their, his or its obligations hereunder which by the terms hereof are to be performed on or before the Closing, and (iii) Dr. Azani, the MSO and the Orthodontic Entity shall have delivered to OMEGA a certificate, dated the date of Closing, to such effect, in form and substance satisfactory to OMEGA.

      V.2   Orthodontic Entity.  Dr. Azani shall have  furnished:
(i) a certificate of the State Secretary of State as to the legal existence and professional corporation good standing of the Orthodontic Entity and the Delaware Secretary of State as to the legal existence and good standing of the MSO; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of the Orthodontic Entity and the MSO, in each case authorizing and approving this Agreement, the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement.


      V.3 Other Agreements. Dr. Azani shall have executed and delivered, and shall have caused the Orthodontic Entity and the MSO to execute and deliver, to OMEGA a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms collectively attached hereto as Exhibit D .

      V.4 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

      V.5 Notices. The Orthodontic Entity shall, at OMEGA's expense, notify all of its patients and obligors of accounts receivable, and third party payors and others designated by OMEGA of the Merger and the other transactions contemplated hereunder pursuant to notices substantially in the form collectively attached hereto as Exhibit B.

      V.6 Financial Condition. The financial condition of the Orthodontic Entity and the MSO shall not be materially adversely different from the Financial Statement, as determined by OMEGA. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Orthodontic Entity or the MSO, nor any material loss or damage to their respective assets, whether or not insured, which materially affects the ability of the Orthodontic Entity or the MSO to conduct its business. The Orthodontic Entity and the MSO shall have delivered to OMEGA a certificate, dated the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and which were incurred since the date of the Financial Statement in the ordinary course of business.

      V.7 Due Diligence. OMEGA, acting in good faith and in its sole discretion, shall be reasonably satisfied with the results of its "Due Diligence" on Dr. Azani, the Orthodontic Entity and the MSO as not reflecting any data or information which individually or in the aggregate, if previously disclosed, would have indicated that there was a material adverse change in the business of the Orthodontic Entity or the MSO or in the condition or prospects (financial or otherwise) of the assets, properties, operations, patients, employees or equipment of the business of the Orthodontic Entity or the MSO from the information provided prior to the date hereof. As used herein, Due Diligence shall mean,  without  limitation,  the results  of  the  Audit  of  the
Financial Statement and of all other matters (financial or otherwise) related to, or otherwise deemed material by OMEGA regarding, Dr. Azani, the MSO and the Orthodontic Entity, including location of the Orthodontic Offices and its demographics, the leases, the Equipment, insurance, licensing, malpractice issues, liabilities, compliance with laws and regulations and health surveys.

                           ARTICLE VI
                CONDITIONS TO OBLIGATIONS OF THE
             MSO, ORTHODONTIC ENTITY AND DR. AZANI

      The obligations of the Orthodontic Entity, the MSO and Dr. Azani to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VI will have been accomplished.

      VI.1 Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA contained in Schedule 2 shall be true and correct as though made on and as of the Closing and OMEGA and the Subsidiary shall have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

      VI.2 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for Dr. Azani is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

                          ARTICLE VII
                   OBLIGATIONS AFTER CLOSING

       VII.1       OMEGA  Exceptional  Practice  and  the  Report
Suggestions. On and after the Closing, Dr. Azani agrees to cause the Orthodontic Entity to implement the suggestions in the Report and the concepts of OMEGA's Exceptional Practice.

      VII.2 Books and Records. OMEGA shall permit Dr. Azani, his accountants and attorneys, reasonable access to books and records of the Orthodontic Entity for the purpose of preparing such tax returns of Dr. Azani as may be required after the Closing and for other proper purposes approved by OMEGA.

      VII.3 License. Dr. Azani shall maintain all licenses necessary to practice orthodontics in the State. Dr. Azani shall not commit or fail to commit any act which would cause Dr. Azani or the Orthodontic Entity to suffer the revocation, suspension or limitation of Dr. Azani's or the Orthodontic Entity's license.

                          ARTICLE VIII
                        INDEMNIFICATION

      VIII.1 Indemnification By Dr. Azani. Subject to the limitations set forth in Section 8.3, Dr. Azani agrees to defend, indemnify and hold OMEGA and the Subsidiary harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA or the Subsidiary based upon a breach of any representation, warranty or covenant made by the Orthodontic Entity, the MSO or Dr. Azani in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

       VIII.2 Indemnification By OMEGA. Subject to the limitations set forth in Section 8.3, OMEGA agrees to defend, indemnify and hold Dr. Azani harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by Dr. Azani based upon a breach of any representation, warranty or covenant made by OMEGA or the Subidiary in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

     VIII.3    Exclusions.  Notwithstanding Sections 8.1 and 8.2:

           (a) no indemnification shall be payable to the extent any claim is covered by insurance; and

           (b) no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

      VIII.4 Notice: Defense of Claims. Prompt written notice of each claim for indemnification hereunder shall be given to the other party, specifying the amount and nature of the claim, and of any matter which in the opinion of the claimant is likely to give rise to an indemnification claim. The indemnifying party shall have the right to participate at its own expense in the defense of any such matter or its settlement. If, in the opinion of the indemnified party, its financial condition or business would not be impaired thereby, such party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of any party to collect such claim from the other party.

     VIII.5    Payment of Claims; Alternative Dispute Resolution.

           (a) Indemnification claims by OMEGA or the Subsidiary shall be paid or otherwise satisfied by Dr. Azani within 30 days after notice thereof is given by OMEGA or the Subsidiary, respectively. In the event Dr. Azani indicates in a writing delivered to OMEGA or the Subsidiary that he disputes the nature or amount of the claim, the dispute shall, upon the election of any party hereto after said 30-day period, be settled in accordance with Section 8.5(b).

           (b) If a dispute arises under this Agreement that cannot be resolved informally by the parties, any party may invoke the procedures set forth in Exhibit E hereto and the parties agree to use these procedures, except paragraph (c) of this Section 8.5, prior to any party pursuing other available remedies. The parties will meet and attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement.

           (c) Notwithstanding anything in this Section 8.5 to the contrary, nothing shall preclude any party from seeking a preliminary injunction or other provisional relief, either prior to or during the proceeding provided for in this section, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

                           ARTICLE IX
                         MISCELLANEOUS

      IX.1 Termination. At any time prior to the Closing, this Agreement may be terminated (i) by mutual consent of the parties with the approval of their respective board of directors or members, (ii) by any party if there has been a material misrepresentation, breach of warranty or breach of covenant by another party in its representations, warranties and covenants set forth herein, (iii) by OMEGA if the conditions stated in
Article V have not been satisfied at or prior to the Closing,  or
(iv) by Dr. Azani if the conditions stated in Article VI have not been satisfied at or prior to the Closing.

      IX.2 Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by any party hereto.

      IX.3 Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

       IX.4 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:

          If to Dr. Azani, the MSO or the Orthodontic Entity, to:

          Daniel Azani, D.D.S.
          18411 Clark Street, Suite 200
          Tarzana, California 91356


          If to OMEGA or Subsidiary, to:

          Omega Orthodontics, Inc.
          3621 Silver Spur Lane
          Acton, California  93510
          Attn:   Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

      IX.5  Entire  Agreement.   This  Agreement  (including  all
exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) together with the Letter of Intent, the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement (including all exhibits and schedules thereto), taken together, constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or therein.

     IX.6 Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties without the prior written consent of all the other parties; provided, however, that OMEGA shall be permitted to assign its rights and obligations hereunder without the consent of the other parties hereto to any person, firm or corporation controlled by OMEGA, controlling OMEGA or under common control with OMEGA.

       IX.7   Confidentiality.  As  used  herein,   "Confidential
Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or (iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives, counsel and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

      IX.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

       IX.9 Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The
Consideration to be received upon consummation of the Merger represents the fair market value of the MSO and is not in any way related to or dependent upon referrals by and among OMEGA, the Orthodontic Entity, the Subsidiary and Dr. Azani.

      IX.10 Further Assurances. Following the execution of this Agreement, Dr. Azani, the Orthodontic Entity, OMEGA and the
Subsidiary each agree:

           (a) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

           (b) to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

           (c) to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

      IX.11 Counterparts; Section Headings; Gender. This Agreement may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.
      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                    OMEGA ORTHODONTICS OF
                    WOODLAND HILLS, INC.


By   /s/ Robert J. Schulhof
                          Robert J. Schulhof, Its President
                          Duly Authorized



                    OMEGA ORTHODONTICS, INC.


                     By: /s/ Robert J. Schulhof
                         Robert J. Schulhof
                           Its   President  and  Chief  Executive
Officer
                         Duly Authorized



                    AZANI DENTAL SERVICES, INC.


                    By:  /s/ Robert J. Schulhof
                          Robert J. Schulhof, Its  President
                          Duly Authorized


                    DANIEL AZANI, D.D.S, INC.


                    By:  /s/ Daniel Azani, D.D.S.
                          Daniel Azani, D.D.S., Its  President
                          Duly Authorized


                              /s/ Daniel Azani, D.D.S.
                         Daniel Azani, D.D.S.
                            Exhibit A

                       Financial Statement


                            Exhibit B

                             Notices

                            Exhibit C

                Orthodontic Entity's Charter and
                             By-Laws

                            Exhibit D

             Draft Management Services Agreement and
    Stock Put/Call Option and Successor Designation Agreement


                            Exhibit E

            Alternative Dispute Resolution Procedures


A.   Method of Invoking ADR Procedures

      1. These procedures may be invoked by any party to an agreement which incorporates these procedures by giving written notice to the other of the dispute and designating a person with decision-making authority (the "representative") to act on behalf of the disputing party regarding the dispute. The other party shall be required to respond to the disputing party's notice within five (5) business days by designating in writing its own representative. A party may choose more than one person to represent it. If a party appoints only one representative, one or more of its officers may nonetheless attend such meetings.

      2. The parties, each acting through its representative, shall meet at a mutually acceptable time and place within five business days after the non-disputing party designates its representative to the other. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

      3. If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

      4. The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) days after the conclusion of the negotiations described in paragraph 3 above, then the parties shall select a neutral third party with the assistance of the American Arbitration Association, unless the parties agree otherwise in finding a mutually acceptable mediator.

      5. Each party to a dispute shall bear an equal share of the fees and costs of the mediator and any fees and costs of the American Arbitration Association.

      6. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty
(30) days from appointment of a mediator by any of the parties or the American Arbitration Association.

B.   Mediation procedures

     1.   The mediator shall be neutral and impartial.

      2.    The mediator shall control the procedural aspects  of
the  mediation.   The  parties  will  cooperate  fully  with  the
mediator.

                          (a)   The mediator is free to meet  and
               communicate separately with each party.

                          (b)   The mediator will decide when  to
               hold joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting. Formal rules of evidence will not apply.

                         (c)  The mediator may request that there
               be no direct communication between the parties or between their attorneys without the concurrence of the mediator.

      3. Each party may be represented by more than one person, e.g., one or more of its officers and an attorney. Each party will have a representative fully authorized to negotiate a settlement of the dispute present.

     4.   The process will be conducted expeditiously.

      5. The mediator will not transmit information received from any party to another party or any third person unless authorized to do so by the party transmitting the information.

      6. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence.

      7. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures.

      8. Unless all parties and the mediator otherwise agree in writing,

                          (a)   The mediator will be disqualified
               as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not party to this mediation); and

                          (b)  The mediator and any documents and
               information in the mediator's possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator and documents subpoenaed.

      9. If the dispute goes into arbitration, the mediator shall not serve as an arbitrator, unless the parties and the mediator otherwise agree in writing.

      10. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

      11. The mediator shall not be liable for any act or omission in connection with the mediation.

     12. The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or
(iii) if the mediator concludes that further mediation efforts would not be useful.

C.   Binding Arbitration

      If the parties do not resolve the dispute through mediation within the period provided in Part A above, the parties shall submit the matter to binding arbitration in Los Angeles, California before a qualified sole arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. The sole arbitrator shall be agreed upon by the parties within twenty (20) days after either party elects to submit any issue to arbitration or, failing that, shall be selected by the American Arbitration Association. A qualified arbitrator is one who is familiar with the principal subject matter of the issues to be arbitrated such as by way of example, healthcare services industry matters, management consulting services generally or business law/corporate matters generally. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall not have the authority to award multiple, punitive or consequential damages under any circumstances.
                           Exhibit F

                   MSO's Charter and By-Laws
                           Schedule 1

                Representations and Warranties of
     Dr. Azani, the MSO and the Orthodontic Entity to OMEGA
                       and the Subsidiary

       Each of Daniel Azani, D.D.S., Inc., a California professional dental corporation (the "Orthodontic Entity"), Azani Dental Services, Inc., a Deleware corporation (the "MSO") and Daniel Azani, D.D.S. ("Dr. Azani") hereby represent and warrant to Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") and Omega Orthodontics of Woodland Hills, Inc., a Delaware corporation (the "Subsidiary") as follows (all capitalized terms used in this Schedule and not otherwise defined in this Schedule shall have the respective meanings given to such terms in the
Affiliation Agreement and Agreement and Plan of Merger, entered into as of January 21, 1998, by and among the Subsidiary, OMEGA, the MSO, Dr. Azani and the the Orthodontic Entity (the "Agreement")):

      1. Organization and Qualification of the Orthodontic Entity. The Orthodontic Entity is a duly formed and organized professional corporation under the laws of the State. The Orthodontic Entity is a legally existing professional corporation under the State Professional Corporation Act (the "Act") and no event has occurred which alone or after the passage of time would result in the dissolution of the Orthodontic Entity. The Orthodontic Entity has the full power to conduct business as currently conducted by the Orthodontic Entity and to own and lease the property it purports to own or lease, as the case may be. The copies of any articles of organization or incorporation and by-laws, as defined in the Act, of the Orthodontic Entity which are currently in effect, and all amendments thereto (collectively, the "Orthodontic Entity's Charter and By-Laws"), certified by Dr. Azani and attached to the Agreement as Exhibit C are complete and correct.

     2. Organization of the MSO. The MSO is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of any articles of organization or incorporation and by-laws of the MSO which are currently in effect, and all amendments thereto (collectively, the "MSO's Charter and By-Laws" and, together with the Orthodontic Entity's Charter and By-Laws, the "Charter and By-Laws"), certified by Dr. Azani and attached to the Agreement as Exhibit F are complete and correct.

      3. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by the Orthodontic Entity and the MSO to authorize the execution of the Agreement by Dr. Azani on behalf of the Orthodontic Entity and the MSO, respectively, and the delivery and performance of the Agreement and the transactions contemplated thereby, and the Agreement is the valid and binding obligation of the Orthodontic Entity, Dr. Azani and the MSO enforceable against each of the Orthodontic Entity, Dr. Azani and the MSO in accordance with its terms.

      4. Present Compliance with Obligations and Laws. Except as disclosed on Exhibit X attached to this Schedule, there is not: (a) any violation of the Charter or By-Laws; (b) a default in the performance of any obligation, agreement or condition of any debt instrument from Dr. Azani, the Orthodontic Entity or the MSO which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (c) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which Dr. Azani, the Orthodontic Entity or the MSO is a party or by which their assets are bound; or (d) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Azani, the Orthodontic Entity or the MSO, or any of their business or assets.

     5.   No Conflict of Transaction With Obligations and Laws.

          (a) Neither the execution, delivery and performance of the Agreement, nor the performance of the transactions contemplated thereby, will: (i) constitute a breach or violation of the Orthodontic Entity's or the MSO's Charter or By-Laws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Azani, the Orthodontic Entity or the MSO is a party, or give any person the right to accelerate any indebtedness or terminate any right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Orthodontic Entity, Dr. Azani or the MSO is a party or by which any of their assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to the Orthodontic Entity, Dr. Azani or the MSO, or any of their business or assets.

           (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of the Agreement and the transactions contemplated thereby by the Orthodontic Entity, Dr. Azani or the MSO do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority or other third party.

     6.   Investigations and Licenses.

           (a) The Orthodontic Entity and Dr. Azani have all necessary licenses to practice orthodontics in the State.

           (b) Neither the Orthodontic Entity nor Dr. Azani is subject to any investigation, whether threatened, current or pending, under which the Orthodontic Entity or Dr. Azani may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Azani's or the Orthodontic Entity's license to practice orthodontics and neither the Orthodontic Entity nor Dr. Azani is subject to any investigation, whether threatened, current or pending, by a commercial third-party payor.

      7. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the Orthodontic Entity. To the best knowledge of Dr. Azani and the Orthodontic Entity, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Orthodontic Entity as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

      8. Capitalization and the Interests. The authorized capital of the MSO consists of the Interests. All of the Interests have been validly issued and are fully paid and non-assessable. There are no options, warrants, rights or other agreements or commitments obligating the Orthodontic Entity or Dr. Azani to issue or sell the Interests and there are no pre-emptive rights with respect to any Interests. Dr. Azani is the beneficial and record owner of all of the Interests. Dr. Azani has good and marketable title to the Interests, free and clear of any liens, encumbrances, restrictions, or claims of any kind. The Interests are not subject to any voting or similar agreement.

     9.   Property; Liens; Condition.

          (a) Except as set forth on Exhibit X to this Schedule, the Orthodontic Entity and the MSO have good and marketable title in fee simple to all of their owned real and personal property, including without limitation, all machinery and equipment used or owned by the Orthodontic Entity, and all machinery and equipment owned by the MSO and used by the Orthodontic Entity (the "Equipment") free of liens, encumbrances, restrictions or claims of any kind (the "Property"). All the Property owned or leased by the Orthodontic Entity and the MSO is in good repair, has been well maintained, and substantially conforms with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order.

           (b) No entity or person other than the MSO and the Orthodontic Entity owns any of the assets necessary for the operation of the Orthodontic Entity. The Orthodontic Entity does not operate any of its practice through any other entities or persons.

      10. Payment of Taxes. The Orthodontic Entity and the MSO have filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and have paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the Merger pursuant to the Agreement shall be paid or provided for by Dr. Azani after the Closing out of the Consideration to be received upon consummation of the Merger.

     11.  Absence of Undisclosed Liabilities and Changes.

           (a) As of the date of the Financial Statement, the Orthodontic Entity had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except (i) liabilities stated or adequately reserved against on the Financial Statement, and (ii) liabilities disclosed in Exhibit X to this Schedule. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Orthodontic Entity or the MSO which has not been specifically disclosed in the Financial Statement or in Exhibit X to this Schedule.

          (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

                               (i)   any  change in the financial
                    condition, properties, assets, liabilities, business or operations of the Orthodontic Entity or the MSO, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Orthodontic Entity or the MSO;

                               (ii) any mortgage, encumbrance  or
                    lien placed on any of the Interests or the Property, or the property subject to any lease, or which remains in existence on the date hereof; or

                                (iii)       any   obligation   or
                    liability incurred by the Orthodontic Entity or the MSO other than obligations and liabilities not in excess of $5,000 incurred in the ordinary course of business.

          (c) Except as described in Exhibit X to this Schedule, there are no accounts payable of the Orthodontic Entity (not including payroll, "Accounts Payable") that accrued prior to the commencement date of the Agreement), and which were unpaid as of such date. Said Exhibit X further sets forth the Accounts Payable of the Orthodontic Entity for the last 12 months prior to the end of the month immediately preceding the commencement date of the Agreement.

      12. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding, investigation or governmental inquiryat law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pending or, to the knowledge of the Orthodontic Entity, the MSO or Dr. Azani, threatened against or involving the Orthodontic Entity, the MSO, or Dr. Azani and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Orthodontic Entity, the MSO, or Dr. Azani is a party which question the Agreement or affect the transactions contemplated thereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Azani, the MSO or the Orthodontic Entity.

      13. Insurance. Dr. Azani and The Orthodontic Entity have possessed adequate occurrence professional liability coverage for the five (5) years prior to the date of the Agreement protecting the Orthodontic Entity and Dr. Azani from any professional malpractice liability that might arise because of the Orthodontic Entity's or Dr. Azani's practice activities over the preceding five (5) years. Prior to the Closing, the Orthodontic Entity shall have obtained and shall continue to maintain, at its cost, Occurrence Medical Malpractice Liability Insurance for Dr. Azani and the Orthodontic Entity. The Orthodontic Entity and the MSO possess adequate insurance coverage for their Property.
                           EXHIBIT X

               Exceptions to Representations and
                  Warranties of Dr. Azani and
           Orthodontic Entity to OMEGA and Subsidiary


                           Schedule 2

                Representations and Warranties of
     OMEGA to Dr. Azani, the MSO and the Orthodontic Entity

     Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") hereby represents and warrants to Azani Dental Services, Inc., a Delaware corporation ("the MSO"), Daniel Azani, D.D.S., Inc., a California professional dental corporation (the "Orthodontic Entity") and Daniel Azani, D.D.S. "(Dr. Azani") as follows:

     1. Organization of OMEGA. That it and Omega Orthodontics of Woodland Hills, Inc., a Delaware corporation (the "Subsidiary") are corporations duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease their properties and to conduct their business in the manner and in the places where such properties are owned or leased or such business is conducted by them.

     2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it and the Subsidiary to authorize the execution, delivery and performance of the Affiliation Agreement and Agreement and Plan of Merger, entered into as of January 21, 1998, by and among OMEGA, the Orthodontic Entity, the Subsidiary, the MSO and Dr. Azani (the "Agreement"), and the Agreement is a valid and binding obligation of it and the Subsidiary enforceable against them in accordance with its terms.

     3. Litigation. There is no litigation pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by the Agreement.